Exhibit 99.2
Final Transcript

Conference Call Transcript FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: May. 16. 2008 / 8:30AM ET

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Brett Ellis
 FairPoint Communications, Inc. - Investor Relations

 Gene Johnson
 FairPoint Communications, Inc. - Chairman and CEO

 John Crowley
 FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Simon Flannery
 Morgan Stanley - Analyst

 Tom Seitz
 Lehman Brothers - Analyst

 David Sharret
 Lehman Brothers - Analyst

 Dennis Leibowitz
 Act II Partners - Analyst

 PRESENTATION

 Operator

 At this time I would like to welcome everyone to the FairPoint Communications first quarter 2008 earnings conference call. (OPERATOR INSTRUCTIONS). At this time I would like to turn the call over to Mr. Ellis.

 Brett Ellis - FairPoint Communications, Inc. - Investor Relations

 Good morning, everyone, and thank you for joining the FairPoint first-quarter earnings conference call. Participating on today's call are Gene Johnson, our Chief Executive Officer, and John Crowley, our Chief Financial Officer.

Before we begin, I would like to remind you that certain statements made during this conference call which are not based on historical facts may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including without limitation the risks described in FairPoint's most recent annual report on Form 10-K on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call, and FairPoint undertakes no duty to update this information. In addition, FairPoint's results for the quarter ended March 31, 2008 are subject to the completion and filing with the Securities and Exchange Commission of its quarterly report on Form 10-Q for such periods.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Thank you, Brett. Good morning, everyone. Before I actually talk about the results, let me take care of a couple of housekeeping items. John Crowley will be joining me on today's call, our CFO, as you know. Peter Nixon, our President, will not be joining us, but he will make a very detailed presentation next week at the investor day, the details which, I think, we announced in a press release this morning. The investor day on

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

the 22nd is going to focus almost exclusively on the merger, with emphasis on the Transition Services Agreement, merger integration efforts, and the process of cutting over to our new systems. A number of the members of Peter's team will be (technical difficulty) as we go through that.

So, as a result of that, we'll keep today's call relatively brief and focused on the first-quarter earnings results. We're going to provide you with a review of the first-quarter financial and operational results, and then we're going to leave some time for Q&A. So, John and I will make a few comments, and then we'll open the lines for Q&A.

During the call -- and we're going to try to be consistent about this going forward for at least the next year or so -- John and I will refer to Legacy FairPoint, meaning the business that we operated prior to March 31st; Northern New England, meaning the business we acquired on March 31st from Verizon, and we'll use the term FairPoint to mean the combined business. So let's get right to the numbers.

The quarterly results that we reported for Legacy FairPoint remain strong. They closely mirror the results we reported throughout last year. Access line losses for both Legacy and Northern New England trended slightly higher in the first quarter, and John is going to give you some detail on that as he makes his comments. The real takeaway from our perspective, and the thing I want to spend the most time talking about, is the broadband business, high-speed data business. I think it's important that we focus on that because not only do we have strong growth in that business, and have a lot of room for more growth in the business, but it really represents the future of our company, and of our industry, quite frankly.

It provides a stable and consistently higher revenues, actually, than if we just offer landline service, which will lead us to nowhere. Our products will continue to grow as we continue to offer new speeds. We continue to expand our footprint, so we expect that we're going to see some real growth in that area.

During the quarter, HSD subscribers at Legacy FairPoint grew to just over 70,000 customers, 13.5% year-over-year growth, and our penetration is now past 30% at 30.1%. We're very proud of that. Northern New England grew to over 225,000 customers, representing just an 8.3% year-over-year increase, and the total penetration there is well less than 20%, so we've got great opportunity there. There's a lot of hard work ahead of us, but it's a tremendous opportunity for us to grow those revenues.

I'm sure all of you are aware that part of the reason for the restrained growth in Northern New England is the lower number of addressable homes, significantly less addressable homes in that footprint than in the Legacy footprint. And you've heard us say, and many of you probably read the stipulations, the agreements with the public utility commissions in the three states, we have a very specific plan in place to significantly raise the number of addressable homes, and to significantly increase speeds and the like.

Another factor driving the penetration rates in Northern New England is, quite frankly, allocation of marketing dollars, the lack of (inaudible) on sales and marketing; in fact, little or no sales or marketing efforts during the past few quarters. We've already begun some limited marketing efforts there, and we have increased our direct sales efforts. Once we get off the Transition Services Agreement, which we still expect to happen at the end of September, we're going to implement a more aggressive marketing program. That's going to be designed to win back subscribers lost to the incumbent cable companies, as well as target new subscribers that are able to sign up for our products for the first time because it's the first time they've had them available to them.

The offerings that we expect to provide are going to include a much more kind of broader range of products than are currently available. You'll hear a lot more about that in future calls. But for competitive reasons, I'm not going to go into much detail today as to where we're going with the products we're going to be rolling out. But I can tell you that you can expect the offerings to be very, very compelling, and also very competitive.

You've also heard us talk about our plans for an advanced IP network, or an MPLS infrastructure. It's a very flexible and powerful network that's going to create a platform for a large number of highly reliable, efficient business-class services, and also provide the foundation for the growth of our broadband services in general. It's going to enable very, very compelling offerings for our residential marketplace. We've already begun to work on this, and it is a major emphasis in our capital expending activities in the future. Peter will talk about it in more detail next week.

We also have a well-defined plan in place to increase HSD availability in the Northern New England systems. We have a well-defined marketing strategy. We have a detailed plan to enhance the product itself, and we're very excited about what this can mean for our customers and the growth of our company. We see HSD growth as the engine for the Company for many years to come, and we're going to ensure that all the necessary resources are devoted to keeping our HSD penetration and availability numbers at some of the industry's highest. And that's where Legacy FairPoint is today, and that's where we expect all of FairPoint to be very soon.

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

We also have a plan in place to ensure we aren't losing any more landline customers then we should, and that we're aggressive in winning back those we have lost. We believe that a laser-like focus on the business, which it has been lacking, a customer-centric culture, which is what the FairPoint culture is all about, is going to pay significant dividends to our shareholders.

So, that's all I want to say by way of my comments. John Crowley, our CFO, will dive into the financial highlights for the quarter, provide a brief operational update as well, and then we'll go to Q&A.

 John Crowley - FairPoint Communications, Inc. - CFO

 Thanks, Gene. Good morning, everybody. Before I get into the fundamentals, let me tell you what it is that you're looking at. For accounting purposes, Spinco acquired FairPoint, and did so on March 31st. As such, the operations of legacy FairPoint are not included in the GAAP results for the first quarter. So, as a convenience, and to keep you fully informed, we have pro forma'ed in the results of Legacy FairPoint in the back of the earnings press release.

Because the merger was completed on 3/31, the balance sheet does include the assets and liabilities of both legacy FairPoint and Spinco. The merged entity is FairPoint, so as Gene says, I'll try to be careful to refer to FairPoint, the Company today and since 3/31, and Legacy FairPoint, the Company prior to 3/31.

Finally, I want to point out that Spinco was created on 3/31 from the business and assets of the Northern New England operations of Verizon, and therefore, they reflect a cost structure that, to a great extent, we did not inherit. So, our 10-Q will reflect the balance sheet of FairPoint after the merger with Spinco, but the income statement of Northern New England only, because -- and this sounds odd to say -- from an accounting standpoint we didn't own Legacy FairPoint until the very end of the quarter.

Now let me talk about the results of Northern New England, and then Legacy FairPoint, and then our view of the Company pro forma.

In Northern New England, revenue for the quarter was $282 million, down 5% from the previous year, but in reality only down 4%, as I'll explain in a second. Net income was $10 million, or $0.18 per share. Those results reflect the old cost structure under the Verizon group organization and include its expense allocations.

There are three adjustments you have to make in order to anticipate what costs we inherited: allocated expenses in the quarter to the local exchange carrier, the regulated business, was $58 million; allocations to the non-regulated business were $32 million; and expenses included for the retiree pension and health of the non-transferred employees was $12 million. Then, on the revenue side, there was a negative adjustment in the quarter of $2 million to account for over-billing in prior periods, which you need to add back to see a run rate level of revenue and of EBITDA.

Operating expenses declined $5 million compared to the first quarter of 2007, and operating expenses, excluding depreciation and amortization, declined $1 million. Earnings per share were $0.18 for the quarter, versus $0.27 in the first quarter of 2007. But of course, this does not reflect the interest expense on the debt that we took on at March 31st.

Year-on-year access lines declined 9.6% in the Northern New England operations. We don't have hard data to explain this, except to say that we do know that non-pay disconnects did not contribute to the increase; they were flat. We know that competitors stepped up advertising and made some quite negative claims to our customers about merger disruption, which of course didn't happen. In the quarter, Northern New England added 2,536 HSD accounts, which means that legacy FairPoint almost outsold its nearly six times larger sister. Northern New England finished the quarter with 16.9% high-speed data penetration, and legacy FairPoint, as Gene mentioned, over 30%.

The starting point in access lines is not where we want it to be; however, we can make up the difference with a combination of improved access line trends, HSD sales, and business sales. Further, the inherited costs, the direct cash expenses of the LEC, or regulated business, were less than expected in the first quarter. And the one month of April -- not really enough of a data point to make a firm prediction -- but all of our testing indicates that direct costs, cash receipts and sales results, especially in business accounts, cause us to believe that we can stay on plan for 2008.

Access lines at Legacy FairPoint declined 6% versus 3/31/07. Of the 4,700 decline in access lines in the quarter, 486 were reclassification of official lines and so had no revenue impact. Adjusted for that clerical item, access lines declined 5.8% year-on-year. Non-pay disconnects continue to come down, as we've seen in the past two quarters.

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

The only other unusual item in the quarter for legacy was a cable VoIP triple play introduction in one of our markets. That represents 0.5% of the 6% in year-on-year losses. And in that market, the trend back down to normal trends, appears to have occurred now. So those two unusual items imply a longer-term trend of very low 5% loss; however, we are anticipating two new cable VoIP introductions this year in legacy, so we would expect a new surge, and then a tail behind it in access line losses at some point in 2008.

Legacy FairPoint had a great quarter for HSD sales, adding 2,465 HSD accounts; as I said, very nearly equal to what Northern New England did in the same quarter, which has six times the base of access lines to sell to. Legacy HSD penetration is over 30%, and ARPU still at about $40.

Financial performance at Legacy FairPoint was on plan as to adjusted EBITDA. Revenues were down 3% and operating expenses, excluding depreciation and merger-related expense of 47 million, were down 2%.

Of greatest use to understand FairPoint going forward, look at the pro forma Adjusted EBITDA. On the last page of the press release, you'll see the combined EBITDA in the first quarter of $112 million. We add back the expense related to retiree benefits that did not transfer of $12 million, the expected savings, which is our new expected cost structure added in and the Verizon group allocations deducted, and then we have added back the non-cash portion of the pension and OPEB. That's the portion that was transferred to FairPoint, for Adjusted EBITDA of $162 million.

Keep in mind, as we've said before, that we expect continued annual EBITDA declines through this year and possibly next in the 4 to 5% range, and there is a step function decline of $6 million in the second half due to the rate case that was settled as part of the transfer in Maine. You've heard us talk about that before; we refer to that as the AFOR settlement.

Finally, let me make a few key points on the balance sheet. First, as I said, this is the balance sheet of the merged company, both legacy FairPoint and Spinco. You'll see $19 million in restricted cash. This is set aside for special projects in New Hampshire to be determined by the PUC, and for network remediation in Vermont. This $19 million is just the current portion. The remainder of the 81 million in restricted cash is included in the non-current section as other assets.

Then you'll see a $70 million prepaid pension asset. That is new. The funding assumptions for the transfer of the pension liability were actually very conservative, so we are over-funded on our pension obligation.

The deferred tax asset -- I'll just mention that because it gives me the opportunity to point out that net operating loss carry-forwards are now $251 million at 3/31/08.

You see the interest rate swaps on the balance sheet; I just want to point out here that our floating to fixed rate swaps that we entered into on our debt will not qualify for hedge treatment. So, in future quarters you'll see the mark-to-market in our income statement. That would be readily identifiable. A few lines below, you'll see that the OPEB obligation is lower than we forecast. This is due to greater attrition.

I think everyone's familiar with our new debt structure, so I won't rehash that. But, if you do want that information, we filed some slides on April 17 as part of our investor call, and you can go into our Web site and look at them there.

With that, I think we can go ahead and open up the line for questions. Thank you.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Simon Flannery, Morgan Stanley.

 Simon Flannery - Morgan Stanley - Analyst

 I wanted to get some more clarification around the sort of degree of marketing activity, both by Verizon and by competitors. You mentioned that there were some cable companies that were talking about merger disruption. Was that as sort of a March event, or was that going on all through the quarter? And was there less marketing activity by Verizon in Q1 versus the run rate in 2007, or was it fairly stable? Just so we can get in context, is this something we might see going through the next few quarters? Any sort of general comments on the economy? You mentioned the

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

non-pay disconnects being fine. Anything else you're seeing in relation to housing impact, wireless substitution, or any sort of business failures, or anything like that in any of your markets?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 I'll comment on the marketing question, and then John can comment on what he's seen in the economy up there. Our sense is that there was essentially no marketing activities in these markets during that period. The only activity that we saw in the last quarter or so was kind of the spillover for markets that are -- the Boston area, for instance -- close to New Hampshire and so on.

Our marketing activities are picking up, but I want to remind you that we really can't put new bundles in, we can't really change products and services because of Verizon's inability to provide -- to build those for us while we're still on the TSA. So, we don't expect to be able to significantly increase our marketing activities. However, we are doing marketing of the existing products and services that are available today of the existing broadband offerings, for instance, that have not been previously marketed, and we can be fairly aggressive about that.

We have stepped up our sales activities, both on the business side and on the consumer side. I think we've indicated before that we actually have salespeople on the street calling on customers above $333 a month in revenues, and that something that's never happened before. We also have stepped up already very quickly the sales efforts for the small businesses below $333 a month through our call centers, where we are actively making those kind of calls, which was not happening before. And likewise we have stepped up the activity in our calling centers for our residential business. I'm sure you'll hear more about that next week. But quite frankly, I don't expect to see significant change in our results from our marketing and our sales efforts until later this year, probably third, fourth quarter timeframe, just because of the fact that we can't put our new offerings in place until we cut over from the TSA to our own systems. John, you want to talk about the economy?

 John Crowley - FairPoint Communications, Inc. - CFO

 It's interesting -- I think we talked about this on either the fourth quarter call or the third quarter call. The peak of non-paid disconnects for us, and appears also for Spinco, really occurred in the third and fourth quarter, and it's trended back down.

The other thing, of course, that we're watching super close is the quality of the assets, in particular in Spinco because of its sheer size. The write-offs are not trending out of line there, and the retail days sales outstanding, a measure of the quality of accounts receivable, is -- I would almost call it flat; it's actually down slightly, from almost 33 days to about just under 32 days. And similar improvements on the business side. We're seeing the same thing on the Legacy side -- I'm trying to get my terms right -- that the accounts receivable do not seem to be moving in the wrong direction. So, fingers crossed, we're out of the woods.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 I don't think I completely answered your question, so let me come back and (multiple speakers). (inaudible) the competitors. They really did pick up pretty aggressively, and we had -- to the point that one PUC, and maybe two, now that I think about it, actually issued public notices warning customers against slamming. We know that customers were being told that the world is going to fall apart; FairPoint is not going to be able to provide service to you. And the cable companies particularly picked up their marketing quite aggressively, attacking us during the first quarter of this year.

 Simon Flannery - Morgan Stanley - Analyst

 Thanks a lot.

Operator

 Tom Seitz, Lehman Brothers.

 Tom Seitz - Lehman Brothers - Analyst

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

 Just to follow up on Simon's question, can you tell us what their level of activity looks like now? Pretty well into the second quarter on the marketing side. And then, can you explain to us what if anything they're doing on the small business side? Given that that's pretty critical for you guys to stabilize pretty quick, it would be helpful to understand what cable has been doing in that market as well. Thanks.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 They're still being fairly aggressive, although some of the thunder is taken away, now that the system didn't collapse around the customers' feet when we closed. So, a little more reality is kind of coming into the marketplace. We're not right now seeing, I think it's fair to say, a particularly aggressive attack on the small-business market, although we're going very hard now after that marketplace, and we'll go even harder about it, after it, as we continue to get closer to September 11th. And quite frankly, this network architecture that we're in the process of redesigning to put the MPLS in, and all the capital that goes along with that, is going to make a significant difference in the kind of products and services we can provide. But we've not seen (technical difficulty) pickup in that (technical difficulty)

 Tom Seitz - Lehman Brothers - Analyst

 When do you expect the MPLS product sets to be rolled out?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 I don't want to talk about that right now. I don't mean to be evasive, but this is a very competitive marketplace up there. And we're trying to come in -- quite frankly, for the first time, really effectively and aggressively compete against these guys. That's not been going on, and we just don't want to give away our timeframe for doing that. So we'll be talking broadly about we're in the process already of rolling out the MPLS network. But I don't want be real specific -- Tom, I hope you can appreciate that -- in talking about timeframes, because we'd like to catch them by surprise a little bit.

 Tom Seitz - Lehman Brothers - Analyst

 Is there anything -- I understand that you're sort of limited on the product side, but is there stuff that you can do on the marketing side? I know you guys were on television in a couple of the states prior to the PUC's voting. Is there stuff that you can do along those lines to get the brand out there and get people comfortable with the FairPoint name?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Yes. We've already rolled out -- we started about three weeks ago, maybe four weeks ago now, with our first state-wide, region-wide television advertisements. We're now moving into the second phase of those. The first phase was strictly brand recognition. We're going to now talk about some specific products and start selling our products. In addition to that, we are targeting the print media, our targeted advertising, and we're moving fairly aggressively that way as well.

I can tell you that the efforts in the first month, coming from zero, from kind of a -- coming out of the starting blocks, with no sales efforts and no marketing efforts, have produced the good results. We had excellent results in our consumer and small business sales centers, well above our goal for the first month. And we're quite pleased with our business sales effort the first month as well.

So we have started; we're not sitting back waiting until the end of the year. We're going very, very hard on this already. We're also in the process of training a number of new CSRs to talk to the customers. Every call we get from a customer, and we're getting an awful lot of them right now, is an opportunity for us to sell something, and we're converting those sales. This is from a force that previously didn't do that. And it's pretty gratifying to see how excited they are, and how quickly they're taking the bull by the horns to run this business differently.

 Tom Seitz - Lehman Brothers - Analyst

 But all that being said, you're telling us to be pretty conservative in our assumptions for the Northern New England business, until such time as you can respond with more robust bundles later in the year.

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

 Gene Johnson  - FairPoint Communications, Inc. - Chairman and CEO

 I don't want you to -- I think it's fair to say I don't want to over-promise and under-deliver, and we know we've got some challenges until we can put our own programs in place. So, until we have a better handle on what our results would be, I don't want to tell you something and then it not come to fruition. But, I will tell you that we're very pleased with where we are right now. We, quite frankly, are doing better than I thought we would at this point.

 Tom Seitz - Lehman Brothers - Analyst

 Thank you very much.

Operator

 At this time there are no questions. (OPERATOR INSTRUCTIONS). David Sharret, Lehman Brothers.

 David Sharret - Lehman Brothers - Analyst

 If I can ask just on -- in terms of the competitive launches, you mentioned the first quarter and expecting throughout the rest of the year. If you can update us on the percentage of your lines where you're now seeing a competing triple play voice service against you, and based on -- just to understand the scale -- where you're expecting that to reach by the end of the year, based on those launches.

 John Crowley - FairPoint Communications, Inc. - CFO

 I'm going to have to give you two answers to that at this point. The percentage of the Northern New England lines that are passed by a cable VoIP product we put at 46%. And the percentage of legacy lines that has a cable VoIP we put at -- got to look this up -- I believe 16%. 16%. As I referred to before, we think that the legacy will be close to 30% by the end of this year. But my understanding is in the Spinco markets that there isn't actually too much movement in that. And the reason for that is, of course, because it's already so high to begin with. It nearly doubled last year because of the Adelphia acquisition. So, I think that answers your question.

 David Sharret - Lehman Brothers - Analyst

 And the launch you saw in the first quarter, that was in legacy?

 John Crowley - FairPoint Communications, Inc. - CFO

 That was in legacy. That's right. And that represented about 0.5% of the access line losses, the rate of access line losses.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Let me just add to that that we have found one of the really pleasant surprises after closing is -- I guess you could call this a pleasant surprise -- is that there are a significant number of homes that have either fiber to the home, what we call FANs -- since FiOS is a branded network right now, we're calling it FAN internally, the fiber access network. Later on we'll come up with our own name for that -- (technical difficulty) a significant number of homes passed by that fiber access network, passed by broadband with a DSL product, that have DSLAMs installed, etcetera -- $12 million spent last year, for instance, in Maine by Verizon -- that have never been marketed. You can, obviously, expect us to go after those pretty hard, pretty soon. We don't need new products and services there. So we're going to be attacking that marketplace fairly soon.

 David Sharret - Lehman Brothers - Analyst

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

 Thanks.

Operator

 At this time there are no further questions.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 We'll give it another second to see if anybody else gets on the queue. If they don't (inaudible)

Operator

 (OPERATOR INSTRUCTIONS).

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 I guess there are no other calls in the queue right now?

Operator

 Dennis Leibowitz, Act II Partners.

 Dennis Leibowitz - Act II Partners - Analyst

 (technical difficulty) (inaudible) on the 22nd?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 What was the question? I'm sorry.

 Dennis Leibowitz - Act II Partners - Analyst

 Can you give the details of your analyst meeting on the 22nd? I don't see it in the release.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Brett Ellis is here with us. Brett, why don't you give us the details of that?

 Brett Ellis - FairPoint Communications, Inc. - Investor Relations

 We issued a separate press release this morning that talks about it. It's next Thursday on the 22nd, from 8 AM until 11, at the Pierre in New York.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 It will be Webcast live also.

 Brett Ellis - FairPoint Communications, Inc. - Investor Relations

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Final Transcript
May. 16. 2008 / 8:30AM ET, FRP - Q1 2008 FairPoint Communications, Inc. Earnings Conference Call

 The details of the Webcast are in the press release that went out this morning.

 Dennis Leibowitz - Act II Partners - Analyst

 Thank you.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 There are no other questions, I understand, in the queue. So with that, let me just say thank you all very much. We'll try to continue to be as transparent as we possibly can. We know we're being compared to another transaction like this, and we think you're going to see that this is going to go much, much better. We look forward to seeing many of you next week on the 22nd at the Pierre. I appreciate all of your support of FairPoint. Thanks very much. Have a wonderful day.

Operator

 Thank you for participating in today's conference. You may now disconnect.

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